EXHIBIT 99.1
                                                                    ------------

                             U. S. GOLD CORPORATION

                             N E W S  R E L E A S E

          2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545
                       (303) 238-1438 FAX: (303) 238-1724

          SECOND ROUND OF DRILLING TO BEGIN AT MEXICAN GOLD PROPERTY BY
                            GOLD RESOURCE CORPORATION

Denver, CO.-November 13, 2003 - U.S. Gold Corporation (OTC BB: USGL; Berlin
Exchange: US 8) reported today that its 40% owned subsidiary, Gold Resource Corporation, is proceeding with the second round of drilling at its El Aguila gold/silver property in the state of Oaxaca, Mexico. This second round of drilling is anticipated to start around the first of December 2003 and is being funded by Canyon Resources Corporation (AMEX:CAU) as Canyon has elected to proceed with Phase 2 of their earn-in agreement with Gold Resource. At the end of Phase 2 drilling and following a conceptual engineering study, Canyon will have 90 days to elect to fund the remaining balance of $3,000,000 to earn a 50% interest in the El Aguila project, or alternatively, convert their Phase 1 and 2 program funding of $500,000 into 600,000 shares of Gold Resource stock.

The results from Phase 1 drilling were impressive and confirmed the continuity of high-grade gold mineralization in a shallow, sub-horizontal silica "manto" that had previously assayed high-grade values from sampling on the surface and in shallow underground workings. Of the 31 holes drilled, 11 holes intercepted high-grade gold in 13 intervals with weighted average value of 8 grams/tonne (0.23 oz/ton) gold and 77 grams/tonne (2 oz/ton) silver over a weighted average intercept width of 5.4 meters (17.8 feet).

"We expect this new drilling program to increase the size of the existing high-grade area and give us a minimum resource that could lead to a production decision near-term," said William W. Reid, president of U.S. Gold and Gold Resource.

U.S. Gold is celebrating its 26th year in business and also holds a 45% interest in the Tonkin Springs gold mine property in Eureka County, Nevada, which is being developed under a joint venture with BacTech Enviromet Corporation (TSX:YBA). BacTech is providing $12 million of development funding under an agreement effective July 31, 2003.

The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Operating, exploration and financial data, and other statements in this press release are based on information that the Company believes reasonable, but involve significant uncertainties as to future gold prices, costs, ore grades, mining and processing conditions, and regulatory and permitting matters. Actual results and timetables could very significantly.